Exhibit 99.1

O-I Glass Announces CEO Andres Lopez to Retire

Board Engaged in Search for CEO Successor

PERRYSBURG, Ohio, March 6, 2024 – O-I Glass, Inc. (NYSE: O-I) (the “Company” or “O-I”) today announced that Andres Lopez will retire as Chief Executive Officer, effective May 15, 2024, following a nearly 40-year career with the Company. The Board has been working with an executive search firm to identify O-I’s next CEO as part of the Company’s long-term succession planning process. Andres is committed to supporting a seamless transition of responsibilities to his successor.

Andres joined O-I in 1986 and has held numerous leadership positions across the Company’s global operations before being named CEO in January 2016. Under his leadership, O-I has been significantly transformed into a more capable, resilient, agile and disciplined organization. Among other achievements, he successfully led the completion of a business portfolio optimization program, strengthened the balance sheet, delivered several inorganic and organic expansion projects and integrated sustainability into the business strategy. During his tenure, the Company has focused on innovation, exemplified by initiatives such as the development of its MAGMA and ULTRA technologies. This transformational journey has enabled O-I to deliver strong financial results and lay the foundation for long-term profitable growth.

“On behalf of the Board, I would like to thank Andres for his vision, leadership and contributions to O-I during his nearly four-decade tenure, including the last eight years as CEO,” said John H. Walker, Independent Board Chair. “Andres has played a critical role in strategically expanding O-I into key global markets and transforming the business to be an innovation leader. The Board is committed to identifying a leader to build on this momentum and deliver future value creation for O-I customers and shareholders. We look forward to continuing to work with Andres as we complete the search process and wish him all the best in his well-deserved retirement.”

“It has been a privilege to serve as CEO of O-I for these past eight years and to work alongside such a talented team for the entirety of my career,” said Andres. “We have made significant progress on our transformational journey and are well-positioned to meet the evolving requirements of the packaging market and capitalize on emerging trends. Indeed, I am extremely proud of what we have built together as we advance new standards in sustainable glass manufacturing. O-I has a bright future and I believe that breakthrough innovations like our MAGMA technology are just the beginning.”

In connection with his retirement from the Company, Andres will step down from the O-I Board of Directors at the Company’s 2024 Annual Meeting of Stockholders to be held on May 15, 2024.

About O-I

At O-I Glass, Inc. (NYSE: OI), we love glass, and we are proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it is also pure, healthy, and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 23,000 people across 68 plants in 19 countries, O-I achieved revenues of $7.1 billion in 2023. Learn more about us: oi.com / Facebook / Twitter / Instagram / LinkedIn

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect O-I’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that O-I’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where O-I has operations, including uncertainties related to economic and social conditions, trade disputes, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (3) competitive pressures, consumer preferences for alternative forms of packaging or consolidation among competitors and customers, (4) changes in consumer preferences or customer inventory management practices, (5) the continuing consolidation of O-I’s customer base, (6) O-I’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) unanticipated supply chain and operational disruptions, including higher capital spending, (8) seasonality of customer demand, (9) the failure of O-I’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (10) labor shortages, labor cost increases or strikes, (11) O-I’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (12) O-I’s ability to generate sufficient future cash flows to ensure O-I’s goodwill is not impaired, (13) any increases in the underfunded status of O-I’s pension plans, (14) any failure or disruption of O-I’s information technology, or those of third parties on which O-I relies, or any cybersecurity or data privacy incidents affecting O-I or its third-party service providers, (15) risks related to O-I’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of O-I to generate cash to service indebtedness and refinance debt on favorable terms, (16) risks associated with operating in foreign countries, (17) foreign currency fluctuations relative to the U.S. dollar, (18) changes in tax laws or U.S. trade policies, (19) O-I’s ability to comply with various environmental legal requirements, (20) risks related to recycling and recycled content laws and regulations, (21) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, (22) risks related to our long-term succession planning process and the other risk factors discussed in O-I's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by O-I in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While O-I continually reviews trends and uncertainties affecting O-I’s results of operations and financial condition, O-I does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

For more information, contact:

Chris Manuel, Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com